EXHIBIT 99.2

Perma-Fix Reports 61.2% Increase in Sales for the First Quarter of 2012

ATLANTA – May 8, 2012 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2012.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased to report a strong increase in overall sales for the first quarter of 2012.  We achieved growth in both our Treatment Segment and our Services Segment.  As we progress with the integration of Safety and Ecology Holdings Corporation and its subsidiaries (“SEC”), we expect margins in the Services Segment to improve due to increased revenue and reduced costs in the second half of the year.”

“We remain encouraged by the outlook for 2012 and, similar to last year, expect the second half of 2012 to be stronger than the first half of the year.  We attribute our positive outlook to the ongoing bidding activity within our Services Segment.  Our bidding success is best illustrated by the clean-up agreements we were recently awarded at Los Alamos National Laboratory.  We were on one of just three winning teams for each project that were awarded the right to bid on an aggregate of approximately $450 million of task orders over the next three years. The awards allow our team to bid on these select contracts, and are further illustration of our growing prominence within the industry and our unique ability to address some of the most problematic waste streams in the DOE complex.”

Financial Results

Revenue for the first quarter of 2012 increased 61.2% to $38.1 million versus $23.6 million for the same period last year. Revenue for the Treatment Segment increased 4.1% to $12.8 million from $12.3 million for the same period in 2011. The $507,000 increase was derived from an increase in waste processed at our treatment facilities. Revenue from the Services Segment increased to $25.2 million from $11.3 million for the same period in 2011. Revenue generated from the SEC acquisition totaled $18.6 million offset by a decrease in revenue from the DOE Hanford Site of approximately $4.7 million.  Gross profit for the first quarter of 2012 increased 41.9% to $4.3 million versus $3.0 million for the first quarter of 2011 due to increased treatment waste volume.  Gross margin decreased to 11.3% from 12.8% for the same period last year due to a greater revenue contribution from the Services Segment, which has lower margins than the Treatment Segment.

Operating loss for the first quarter of 2012 was $1.1 million versus a loss of $608,000 for the first quarter of 2011.  Net loss attributable to common stockholders for the first quarter of 2012 was $1.1 million, or $(0.02) per share, versus a loss of $321,000 or $(0.01) per share, for the same period in 2011.  The Company generated Adjusted EBITDA of $1.0 million from continuing operations during the quarter ended March 31, 2012, as compared to Adjusted EBITDA of approximately $548,000 for the same period of 2011. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similar titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three months ended March 31, 2012 and 2011.

	Quarter Ended
	March 31,
(In thousands)	2012	2011
Loss from continuing operations	$(856)	$(533)

Adjustments:
Depreciation & amortization	1,608	1,156
Interest income	(15)	(13)
Interest expense	221	176
Interest expense - financing fees	34	102
Income tax benefit	(485)	(340)

EBITDA	$507	$548

Amortization of the fair value of percentage of completion contracts resulting from acquisition	496	—

Adjusted EBITDA	$1,003	$548

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	March 31, 2012		March 31, 2011
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$12,842	$25,231	$12,335	$11,280
Gross profit	2,721	1,580	960	2,070
Segment profit	1,093	56	119	1,127

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Tuesday May 8, 2012.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight on Thursday, March 15, 2012, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 393912.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DoD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: margins in the Services Segment to improve due to increased revenues and reduced costs in the second half of the year; positive outlook for balance of 2012; and bidding activity. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; our ability to obtain new contracts on favorable terms; our ability to perform under contracts that we have and/or will be receiving; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2011 Form 10-K.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2012	2011

Net revenues	$38,073	$23,615
Cost of goods sold	33,772	20,585
Gross profit	4,301	3,030

Selling, general and administrative expenses	5,038	3,372
Research and development	364	266
Loss from operations	(1,101)	(608)

Other income (expense):
Interest income	15	13
Interest expense	(221)	(176)
Interest expense-financing fees	(34)	(102)
Loss from continuing operations before taxes	(1,341)	(873)
Income tax benefit	(485)	(340)
Loss from continuing operations, net of taxes	(856)	(533)

(Loss) income from discontinued operations, net of taxes	(138)	212
Net loss	(994)	(321)

Less: net income attributable to noncontrolling interest	56	―

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,050)	$(321)

Net (loss) income per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - basic:

Continuing operations	$(.02)	$(.01)
Discontinued operations	―	―
Net (loss) income per common share	$(.02)	$(.01)

Net (loss) income per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - diluted:

Continuing operations	$(.02)	$(.01)
Discontinued operations	―	―
Net (loss) income per common share	$(.02)	$(.01)

Number of common shares used in computing net (loss) income per share:
Basic	56,062	55,100
Diluted	56,062	55,100

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2012	2011

ASSETS
Current assets:
Cash	$2,697	$12,055
Restricted cash	35	1,535
Account receivable, net of allowance for doubtful accounts of $304 and $228	20,419	19,106
Unbilled receivables	11,732	9,871
Other current assets	5,478	6,089
Deferred tax assets - current	2,954	2,426
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $39 and $48	744	693
Total current assets	44,059	51,775

Net property and equipment	38,822	39,835
Property and equipment of discontinued operations, net of accumulated depreciation of $62 for each period presented	1,614	1,650
Deferred tax asset, net of liabilities	1,295	1,295
Intangibles and other assets	71,384	69,548
Total assets	$157,174	$164,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	32,420	38,029
Current liabilities related to discontinued operations	1,974	2,197
Total current liabilities	34,394	40,226

Long-term liabilities	27,075	27,554
Long-term liabilities related to discontinued operations	2,024	1,775
Total liabilities	63,493	69,555
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,101,129 and 56,068,248 shares issued, respectively; 56,062,919 and 56,030,038 outstanding, respectively	56	56
Additional paid-in capital	102,526	102,411
Accumulated deficit	(10,555)	(9,505)
Accumulated other comprehensive income (loss)	9	(3)
Less Common Stock in treasury at cost: 38,210 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	91,948	92,871
Noncontrolling interest	448	392
Total stockholders' equity	92,396	93,263

Total liabilities and stockholders' equity	$157,174	$164,103